Exhibit 99.1

May 31, 2006

VIA FACSIMILE

Cardivan Company
c/o Herbst Gaming, Inc.
Attn:  Sean Higgins, Esq.
3140 West Russell Road
Las Vegas, NV 89118

Re:                               License Agreements between Albertson’s, Inc. and its subsidiaries (individually and collectively, “Albertson’s”), as licensor, and Cardivan Company, et al. (individually and collectively, “Operator”), as licensee, as subsequently amended, including as amended by that certain Settlement Agreement dated November 18, 1999 (collectively, “Existing Agreement”).

Dear Mr. Higgins:

Reference is made to the Existing Agreement, whereby Albertson’s has licensed space for Operator to install and operate gaming facilities (“Gaming Facilities”) in certain Albertson’s stores as listed in the Existing Agreement (the “Existing Stores”).

Please be advised that Albertson’s has entered into agreements with SUPERVALU INC. (“Supervalu”) and an entity owned by a consortium of investors led by Cerberus Capital Management, L.P. (“AB Acquisition LLC” or “ABL”) whereby subsidiaries or affiliates of Supervalu and ABL will each acquire direct or indirect ownership of certain of the Existing Stores. The date on which such transaction is completed, which is expected to be in early June 2006, is referred to herein as the “Closing Date.” The remaining Existing Stores are being acquired by CVS Corporation or its affiliates. Operator and CVS Corporation have entered into a separate agreement regarding those Existing Stores, and Albertson’s and Operator recently executed a letter agreement addressing those Existing Stores.

From and after the Closing Date, the Stores listed on Schedule A attached hereto (the “Supervalu Stores”) will be owned by Supervalu or its subsidiaries or affiliates. The Stores listed on Schedule B attached hereto (the “AB Stores”) will, as of the Closing Date, be owned, directly or indirectly, by ABL or its subsidiaries.

1.                                       By its signature below, each of Supervalu, ABL and Operator agrees that, as of the Closing Date, the Existing Agreement shall be deemed terminated and shall be immediately reconstituted as two separate contracts:  one applicable solely to the Supervalu Stores (the “Supervalu Agreement”) and the second applicable solely to the AB Stores (the “AB Agreement”). The Supervalu Agreement and the AB Agreement shall each contain terms identical to the Existing Agreement (including, without limitation, term and rent) and shall apply to all Existing Stores and to any new or replacement stores opened during the remaining terms of the Supervalu Agreement and the AB Agreement within their respective territories, except as set forth below.

2.                                       Supervalu agrees that, from and after the Closing Date, it will assume all rights and responsibilities of Albertson’s under the Supervalu Agreement (solely with respect to the Supervalu Stores) for the remaining term of such Agreement or until such earlier time as Supervalu and Operator execute a new agreement with respect to the Supervalu Stores.

3.                                       ABL agrees that, from and after the Closing Date, it will cause its subsidiary Albertson’s LLC (as successor to Albertson’s, Inc.)(for purposes of this Agreement, “AB Operating Co.”), to assume all rights and responsibilities of Albertson’s under the AB Agreement (solely with respect to the AB Stores) for the remaining term of such Agreement or until such earlier time as AB Operating Co. and Operator execute a new agreement with respect to the AB Stores.

4.                                       Supervalu and ABL each agree that they will negotiate with Operator in good faith and use their commercially reasonable efforts to negotiate new agreements with Operator with respect to gaming operations conducted within the Supervalu Stores and AB Stores respectively and, further, that their negotiations with Operator and any communications with Operator concerning such negotiations, including drafts of proposed agreements and the proposed terms and conditions of such agreements, shall be deemed confidential and proprietary. Supervalu and ABL each agree not to disclose or use such confidential information except to conduct negotiations with Operator with regard to the new agreements and that they will not disclose such confidential information to any persons other than those required to have the information in order to carry out the negotiations with Operator. Supervalu and ABL agree to take all reasonable measures to protect the secrecy of and avoid disclosure or use of such confidential information in order to prevent it from falling into the public domain or the possession of persons other than those authorized hereunder to have such confidential information.

5.                                       Operator agrees that from and after the Closing Date, Supervalu will be substituted for Albertson’s and the Supervalu Stores will be substituted for the Existing Stores under the Supervalu Agreement. Operator further agrees that from and after the Closing Date, AB Operating Co. will be substituted for Albertson’s and the AB Stores will be substituted for the Existing Stores under the AB Agreement.

6.                                       Operator agrees, as of the Closing Date, to release and not to assert any claim or exercise any remedy against Supervalu or its respective subsidiaries and affiliates (each, a “Supervalu Entity” and collectively, the “Supervalu Entities”) under the Supervalu Agreement or the Existing Agreement arising from any action or omission by any AB Entity (as defined below) or related to any AB Store.

7.                                       Operator further agrees, as of the Closing Date, to release and not to assert any claim or exercise any remedy against ABL or its respective subsidiaries and affiliates (each, an “AB Entity” and collectively, the “AB Entities”) under the AB Agreement or the Existing Agreement arising from any action or omission by any Supervalu Entity or related to any Supervalu Store.

From and after the Closing Date, notices concerning either the Supervalu Agreement or the AB Agreement should be directed to Supervalu or to AB Operating Co., as applicable, at the addresses indicated on the Schedules hereto.

Notwithstanding anything herein to the contrary, this Letter Agreement shall be effective only upon the Closing Date and the closing of the transactions between Albertson’s, Supervalu and ABL described in the second paragraph hereof.

Please indicate your agreement to the foregoing terms by signing a copy of this Letter Agreement in the space provided below, faxing a copy to my attention at (208) 395-6575 and returning an original to my attention at 250 Parkcenter Blvd. (Dept. #74200), Boise, Idaho 83706. This Letter Agreement may be signed in counterparts and exchanged via facsimile, each of which shall be deemed an original and all of which shall constitute a single instrument. Any questions concerning this Letter Agreement should be directed to Sue McMillan at (208) 395-5841.

Very truly yours,

ALBERTSON’S INC.

/s/ William H. Arnold

William H. Arnold
Group Vice President
Real Estate Law

e-c:	Christopher A. Holt
Jama Kriz

ACKNOWLEDGED AND AGREED TO:

Date: May 31, 2006	SUPERVALU INC.

	By:	/s/ Stephen P. Kilgriff

Name: Stephen P. Kilgriff

Title: Vice President

Date: June 1, 2006	AB Acquisition LLC

	By:	/s/ Justin Dye

Name: Justin Dye

Title: Chief Strategic Officer

Date: June 1, 2006	Cardivan Company

	By:	/s/ Edward J. Herbst

Name: Edward J. Herbst

Title: President